UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 21, 2004

FORGENT NETWORKS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

108 Wild Basin Road

Austin, Texas 78746

(Address of principal executive offices and zip code)

(512) 437-2700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The Registrant previously disclosed in its most recent Annual Report on Form 10-K that it had terminated its outside legal counsel, Jenkens & Gilchrist, a Professional Corporation (“Jenkens”). Jenkens had also represented the Registrant in its Patent Licensing Program. Furthermore, Registrant disclosed that it was in discussions with Jenkens regarding the termination.

As a result of those discussions, the Registrant and its wholly owned subsidiary, Compression Labs, Inc. (“CLI”), entered into a Resolution Agreement with Jenkens on December 21, 2004. Under the Resolution Agreement (attached to this Report as Exhibit 10.26), the Registrant and CLI agreed to pay Jenkens an initial amount of $1 million, plus 50% of the first $6 million in royalties, fees, settlements or judgments related to the Registrant’s Patent Licensing Program received by the Registrant or CLI (“Gross Recoveries”), plus 10% of all Gross Recoveries received by the Registrant or CLI thereafter. Additionally, Registrant, CLI and Jenkins entered into mutual releases regarding their prior relationship.

On the same date, the Registrant and CLI entered into a letter agreement with three law firms who previously served as local counsel in connection with the Registrant’s Patent Licensing Program. The Registrant agreed to pay the law firms an aggregate initial amount of $37,500, plus 7.5% of the first $6 million in settlements or judgments received by the Registrant or CLI from certain defendants against whom the Registrant brought suit under its Patient Leasing Program, plus 1.5% of all settlements or judgments received by the Registrant or CLI from such defendants thereafter.

Section 9 – Financial Statements and Exhibits

Item 9.01(c) Exhibits

10.26*	Resolution Agreement, dated December 21, 2004, by and between Forgent Networks, Inc., Compression Labs, Inc. and Jenkens & Gilchrist, a Professional Corporation.

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORGENT NETWORKS, INC.

Date: December 28, 2004	By:	/s/ Richard N. Snyder
Richard N. Snyder
Chairman and Chief Executive Officer

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